Exhibit l

Bingham McCutchen LLP

2020 K Street NW

Washington, DC 20006

Tel.: 202.373.6000

Fax: 202.373.6001

www.bingham.com

March 4, 2013

Nuveen Floating Rate Income Opportunity Fund

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to the Nuveen Floating Rate Income Opportunity Fund (the “Fund”), a Massachusetts voluntary association (commonly known as a business trust), in connection with the Fund’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission on or about March 4, 2013 (the “Registration Statement”), with respect to the registration of 8,500,000 common shares (“Shares”) of the Fund. You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the Commonwealth of Massachusetts dated as of a recent date, as to the existence of the Fund;

(b)	copies of the Fund’s Declaration of Trust and of all amendments thereto on file within the office of the Secretary of State of the Commonwealth of Massachusetts (the “Declaration”), as certified by the Secretary of State of the Commonwealth;

(c)	a certificate executed by Kevin J. McCarthy, Vice President and Secretary of the Fund, certifying as to, and attaching copies of, the Declaration and the Fund’s By-Laws (the “By-Laws”), and certain resolutions adopted by the Board of Trustees of the Fund authorizing the issuance of the Shares (the “Resolutions”); and

(d)	A printer’s proof, received March 4, 2013, of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement when filed with the Securities and Exchange Commission will be in substantially the form of the proof referred to in paragraph (d) above. We have further assumed for the purposes of this opinion that the Declaration, By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to the securities laws of the Commonwealth of Massachusetts.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Resolutions and Registration Statement, as described under the captions Plan of Distribution – Distribution Through At-the-Market Transactions, will be validly issued, fully paid and non-assessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP